UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 5, 2016

Vericel Corporation

(Exact name of registrant as specified in its charter)

Michigan	001-35280	94-3096597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

64 Sidney St. Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (734) 418-4400

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 5, 2016, Vericel Corporation (the “Company”) entered into a services agreement (the “Agreement”) with Dohmen Life Science Services, LLC (“DLSS”) for the provision of certain administrative and clinical support services for Carticel® (autologous cultured chondrocytes), the Company’s autologous chondrocyte implant for the treatment of cartilage defects in the knee, and once approved, MACI™ (matrix applied characterized autologous cultured chondrocytes), the Company’s investigational autologous cellular product intended for the treatment of symptomatic cartilage defects of the knee in adult patients (together, the “Products”) on an exclusive basis, as further specified in the Agreement. Under the terms of the Agreement, DLSS has also agreed to exclusively design, develop and implement a patient support services program for each Product (each, a “Program”). The parties intend to jointly develop a plan to assist with the implementation of each Program. Subject to certain exceptions, DLSS will be responsible for all costs in connection with the development of each Program.

The initial term of the Agreement will be for 36 months following the effective date of the Agreement (the “Initial Term”). Thereafter, the Company may renew, in its sole discretion, for one or two successive 12 month periods (each a “Company Renewal Term”), unless, at least 180 days prior to the expiration of the Initial Term or applicable Company Renewal Term then in effect, the Company notifies the other party in writing of its intent not to renew the Agreement. In the event the Agreement remains in effect for 54 months following the effective date, the Agreement will automatically renew for successive 12 month periods (each a “Mutual Renewal Term”), unless, at least 180 days prior to the expiration of the applicable Company Renewal Term or Mutual Renewal Term, either party notifies the other party in writing of its intent not to renew the Agreement.

Either party may terminate the Agreement if it believes that the other party has breached any provision of the Agreement and, should any such default occur, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within 30 days, the Agreement may be terminated by the non-defaulting party upon notice of such breach. In the event of the Company’s breach of any of its payment obligations under the Agreement when due, and if such payment default continues for a period of 30 days after notice of such payment default is given to the Company, DLSS may terminate the Agreement, by giving notice thereof to the Company, effective as of the end of such 30-day period.

Either party may immediately terminate the Agreement by written notice if the other party is or becomes insolvent, appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors. In addition, either party may terminate the Agreement by written notice if the other party has a trustee, receiver, or custodian of its assets appointed, and such proceeding or person is not dismissed within 30 days.

The foregoing is a summary description of the terms and conditions of the Agreement that are material to the Company. In addition to the foregoing, the Agreement contains customary terms and conditions, including, but not limited to, certain representations and warranties, provisions related to non-solicitation, indemnification, confidentiality and assignment. The foregoing summary is qualified in its entirety by the text of the Agreement, a copy of which is to be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and is incorporated herein by reference. There are no material relationships between the Company and DLSS other than in respect of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vericel Corporation

Date: April 11, 2016	By:	/s/ Gerard Michel
Name: Gerard Michel
Title: Chief Financial Officer and Vice President,
Corporate Development